Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-98640, 333-61684, 333-108173 and 333-125928) of our reports dated February 23, 2007, with respect to the consolidated financial statements of Penn National Gaming, Inc. and subsidiaries, Penn National Gaming Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Penn National Gaming, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 23, 2007